Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)

                                              Six months                    Quarter
                                            ended January 31,          ended January 31,

                                            1999         1998           1999         1998
Net income (loss) applicable
  to common stock                       $   (76,614) $  (501,279)   $  238,834   $   72,896
Common and common equivalent shares -
    diluted:
  Basic weighted average common
    shares outstanding                    5,983,132    5,959,515     5,975,286    5,964,145
  Adjustments for assumed exercise
    of stock options                         16,096*      37,605*       31,180       25,806
  Adjustments for assumed exercise
    of stock warrants                            --        5,028*           --        4,260
  Weighted average number of common
    and common equivalent shares
    outstanding                           5,999,228    6,002,148     6,006,466    5,994,211

Net income (loss) per share of
  common stock:
    Basic and diluted                   $     (0.01) $     (0.08)   $     0.04   $     0.01

* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item
601 (b)(11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.